Cytokinetics, Incorporated Christopher S. Keenan (Investors) Director, Investor Relations (650) 624-3000	Cytokinetics, Incorporated Scott R. Jordan (Media) Director, Corporate Development (650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS

Company Provides Update on Cardiovascular
and Oncology Clinical Programs

Company Provides Update on Financial Guidance
and Projects Lower Research and Development Spending in 2007

SOUTH SAN FRANCISCO, CA, October 31, 2007 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $4.1 million for the third quarter of 2007. Net loss for the third quarter of 2007 was $11.3 million, or $0.24 per share. As of September 30, 2007, cash, cash equivalents, restricted cash and marketable securities totaled $158.1 million.

“In the third quarter of 2007, Cytokinetics’ clinical pipeline expanded with the entry of a fourth drug candidate, GSK-923295, now the subject of a Phase I clinical trial under GlaxoSmithKline’s sponsorship,” said Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “This novel compound joins our ongoing clinical investigations with CK-1827452, in potential key proof-of-concept clinical trials for the treatment of heart failure and our two other anti-cancer compounds, ispinesib and SB-743921, each moving forward towards potential key proof-of-concept clinical trials for the treatment of cancer. We believe our growing portfolio of development programs that has emerged from our research focused to cytoskeletal pharmacology may provide a balanced foundation on which we may continue to mature the company to the next level.”

Company Highlights

Cardiovascular

•	In September, Cytokinetics presented two posters related to CK-1827452, a novel small molecule activator of cardiac myosin, at the 2007 Annual Heart Failure Society of America (HFSA) Meeting in Washington, DC.

The first poster presentation, entitled, “Systolic Ejection Time is a Sensitive Indicator of Left Ventricular Systolic Function During Treatment with the Selective Cardiac Myosin Activator CK-1827452,” provided additional data from our Phase I clinical trial, evaluating the plasma concentration-response relationship of CK-1827452 on left ventricular function in healthy volunteers. The authors concluded that CK-1827452 increased left ventricular ejection fraction (LVEF) and left ventricular fractional shortening (LVFS) over a range of well-tolerated plasma concentrations. In addition, it was determined that systolic ejection time (SET) was the most sensitive marker of drug effect and that increases in LVEF and LVFS were well-correlated with increases in SET. SET is easily measured and may serve as a useful indicator of drug effect for CK-1827452 in patients with heart failure. The initial data from this Phase I clinical trial were presented at the 2006 Annual HFSA Meeting in Seattle, WA.

The second poster presentation, entitled, “Oral Bioavailability of the Selective Cardiac Myosin Activator CK-1827452: Chronic Oral Inotropic Therapy for Heart Failure?” summarized the results of a clinical trial designed to determine the oral bioavailability of CK-1827452 administered as a liquid form in the fasted state and as a solid capsule formulation administered in both fasted and fed states versus a reference intravenous infusion. The authors concluded that the absolute bioavailability of CK-1827452 approached 100% for all formulations. The near-complete absolute bioavailability suggested that there is little or no first-pass metabolism of this drug candidate. In addition, food did not have a substantial effect on bioavailability but appeared to delay drug absorption in some subjects. CK-1827452, in both the oral and intravenous formulations, was well-tolerated in this trial with no significant safety issues observed.

•	Cytokinetics continues to enroll patients in its first Phase IIa clinical trial of CK-1827452, a multi-center, double-blind, randomized, placebo-controlled, dose-escalation study designed to evaluate the safety, tolerability, pharmacodynamics and pharmacokinetic profile of an intravenous formulation of CK-1827452 in patients with stable heart failure. Cytokinetics recently completed a protocol-specified review of safety data from the first cohort of this trial, which permitted the initiation of dosing of the second cohort in October. No formal efficacy analysis has been performed to date. Although enrollment in this trial was slow during the summer months, enrollment has improved at these sites in recent months. In addition, Cytokinetics has initiated and is continuing to initiate additional clinical trial sites, which it believes should favorably impact enrollment rates for the second and subsequent cohorts.

•	Cytokinetics continues to enroll subjects in two additional Phase I clinical trials of CK-1827452. The first Phase I clinical trial is a single-center, open-label, sequential, parallel group study designed to evaluate the potential for certain drug-drug interactions with CK-1827452. The second Phase I clinical trial is a single-center study which is planned to progress from a single-blind, single-dose phase to a randomized, double-blind, placebo-controlled, multi-dose phase to evaluate the pharmacokinetics of an oral formulation of CK-1827452 in healthy volunteers.

Oncology

•	In August, Cytokinetics announced that GlaxoSmithKline (GSK) initiated a first-time-in-humans Phase I clinical trial of GSK-923295, an inhibitor of the mitotic kinesin centromere-associated protein E (CENP-E). This is an open-label, non-randomized, dose-finding trial designed to investigate the safety, tolerability, and pharmacokinetics of GSK-923295 in patients with advanced solid tumors. The initiation of this clinical trial triggered a milestone payment of $1.0 million from GSK to Cytokinetics under the terms of the companies’ strategic alliance established in June 2001. As reported at the 2007 Annual Meeting of the American Association for Cancer Research (AACR), GSK-923295 demonstrated a broad spectrum of activity against a range of human tumor xenografts grown in nude mice, including models of colon, breast, ovarian, lung and other tumors.

•	Last week, Cytokinetics announced that two posters related to GSK-923295 were presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in San Francisco. The first poster, entitled, “Differential Response of Tumor Cell Lines to Inhibition of the Mitotic Checkpoint Regulator and Mitotic Kinesin, CENP-E” identified the molecular determinants of sensitivity to GSK-923295, a novel and selective inhibitor of CENP-E. The authors concluded that certain cell lines are sensitive to apoptosis following mitotic arrest with the inhibitor of CENP-E and that heterogeneity of response was observed. The second poster, entitled, “A Potent and Selective Inhibitor of the Mitotic Kinesin CENP-E (GSK923295A), Demonstrates a Novel Mechanism of Inhibiting Tumor Cell Proliferation and Shows Activity Against a Broad Panel of Human Tumor Cell Lines in vitro,” concluded that GSK-923295 elicits a dose-dependent metaphase arrest in replicating tumor cells followed by an associated increase in apoptosis and is active against a broad panel of both solid and hematological tumor lines in cell culture.

•	Cytokinetics continues to enroll and dose-escalate patients in the Phase I portion of a Phase I/II clinical trial of SB-743921, a kinesin spindle protein (KSP) inhibitor being evaluated for the potential treatment of patients with Hodgkin’s disease and non-Hodgkin’s lymphoma. The Phase I portion of this clinical trial is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of escalating doses of intravenous SB-743921 monotherapy administered on days 1 and 15 of a 28-day treatment cycle.

•	The NCI continues to enroll patients in a Phase I clinical trial designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of ispinesib as monotherapy administered on days 1, 2 and 3 of a 21-day cycle to adult patients with relapsed or refractory acute leukemias, chronic myelogenous leukemia in blast crisis or advanced myelodysplastic syndromes.

•	The NCI continues to enroll patients in a Phase I clinical trial to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of ispinesib as monotherapy administered on days 1, 2, and 3 of a 21-day cycle to pediatric patients with relapsed or refractory solid tumors.

Financing

•	Earlier this month, Cytokinetics entered into a committed equity financing facility with Kingsbridge Capital Limited, (Kingsbridge) a private investment group, in which Kingsbridge committed to provide up to $75.0 million of capital over a three-year period through the purchase of newly-issued shares of Cytokinetics’ common stock at a discount ranging from 6% to 10% depending on the average market price during the eight-day pricing period. Under the terms of the agreement, Cytokinetics can, subject to certain conditions and limitations, determine the exact timing and amount of any draw-downs.

Financials

Revenues from research and development collaborations for the third quarter of 2007 were $4.1 million, compared to $0.1 million in the third quarter of 2006. Revenues for the third quarter of 2007 were derived from license revenue of $3.1 million from our collaboration and option agreement with Amgen, and a milestone payment from GSK of $1.0 million for the initiation of a Phase I clinical trial for GSK-923295. Revenues in 2006 were derived from our collaboration and license agreement with GSK.

Total research and development (R&D) expenses for the third quarter of 2007 were $13.2 million, compared to $12.5 million for the third quarter of 2006. The increase in R&D expenses in the third quarter of 2007 over the same period in 2006 was primarily due to increased spending for clinical and preclinical outsourcing costs, as well as higher personnel expenses.

Total general and administrative (G&A) expenses for the third quarter of 2007 were $4.1 million, compared to $3.6 million in the third quarter of 2006. The increase in G&A expenses in the third quarter of 2007 over the same period in 2006 was primarily due to increased personnel and medical education expenses offset in part by lower patent and legal fees.

The net loss for the three months ended September 30, 2007 was $11.3 million, or $0.24 per share, compared to a net loss for the same period in 2006 of $14.9 million, or $0.41 per share.

Cytokinetics also reported results of its operations for the nine months ended September 30, 2007. Revenues from research and development collaborations for the nine months ended September 30, 2007 were $10.5 million, compared to revenues of $3.0 million for the same period in 2006. Revenues for the first nine months of 2007 were largely derived from license revenue from Amgen. Revenues for first nine months of 2006 were largely derived from our collaboration and license agreement with GSK. The increase in collaborative research revenues for the first nine months of 2007, as compared to the same period in 2006, was primarily the result of the recognition of $9.2 million of license revenue from Amgen.

Total R&D expenses for the nine months ended September 30, 2007 were $39.4 million, compared to $36.2 million for the same period in 2006. The increase in R&D expenses in the first nine months of 2007, over the same period in 2006, was primarily due to increased spending for clinical and preclinical outsourcing costs, as well as higher personnel and facilities expenses.

Total G&A expenses for the nine months ended September 30, 2007 were $12.6 million, compared to $11.1 million for the same period in 2006. The increased spending in the first nine months of 2007, over the same period in 2006, was largely attributable to increased personnel expense, along with higher accounting services fees.

The net loss for the nine months ended September 30, 2007, was $35.6 million, or $0.76 per share, compared to a net loss of $41.2 million, or $1.15 per share, for the same period in 2006.

Update on Financial Guidance for 2007

Cytokinetics reaffirmed its previous revenue guidance for 2007, which is estimated to be in the range of $11.0 million to $13.0 million. Cytokinetics is announcing that it has lowered its financial expense guidance for 2007. Guidance for R&D expenses is being reduced to be in the range of $55.0 million to $60.0 million, down from its previous guidance of between $70.0 million and $75.0 million. G&A expense guidance remains in the range of $17.0 million to $19.0 million. This guidance includes the estimated effects of FAS 123R, Share-Based Payments, which requires the expensing of stock-based compensation.

Updated Company Milestones

Cardiovascular

CK-1827452:

•	In the fourth quarter of 2007, Cytokinetics plans to initiate an additional Phase I and an additional Phase IIa clinical trial designed to evaluate the safety and efficacy of CK-1827452 in heart failure patients.

Oncology

Ispinesib:

•	In the fourth quarter of 2007, Cytokinetics plans to initiate the Phase I portion of a Phase I/II clinical trial evaluating ispinesib monotherapy in the first-line treatment of patients with locally advanced or metastatic breast cancer.

•	In the first half of 2008, final data are anticipated to be available from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine. The anticipated dates of the availability of data from this clinical trial are based on information provided by GSK. The occurrence of this event is outside of our control.

SB-743921:

•	In December, interim Phase I data from Cytokinetics’ ongoing Phase I/II clinical trial of SB-743921 in patients with Hodgkin’s disease or non-Hodgkin’s lymphoma will be presented at the Annual Meeting of the American Society of Hematology (ASH) in Orlando, Florida.

Conference Call and Webcast Information

Members of the Cytokinetics management team will review third quarter 2007 results via webcast and conference call today at 4:30 p.m. Eastern Time. To access the live webcast, please log-on in the Investor Center section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may access the call by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 20558492.

An archived replay of the webcast will be available via Cytokinetics’ website until November 15, 2007. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 20558492 from October 31, 2007 at 5:30 p.m. Eastern Time until November 15, 2007.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs.   Cytokinetics’ development efforts are directed to advancing multiple drug candidates through clinical trials to demonstrate proof-of-concept in humans, specifically in the areas of heart failure and cancer.  Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction.  Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. plan to conduct research with activators of cardiac myosin in order to identify potential treatments for patients with heart failure. Amgen has obtained an option for the joint development and commercialization of CK-1827452 exercisable during a defined period, the ending of which is dependent on Cytokinetics’ conduct of further clinical trials of CK-1827452. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division.  Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer.  Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin.  Cytokinetics believes that ispinesib has demonstrated clinical activity in Phase II monotherapy clinical trials in breast cancer, ovarian cancer and non-small cell lung cancer and plans to conduct additional clinical trials with ispinesib. Cytokinetics is also conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma.   GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921, exercisable during a defined period.  Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E).  GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK, subject to Cytokinetics’ option to co-fund certain later-stage development activities and to co-promote any resulting approved drug in North America. GSK began a Phase I clinical trial with GSK-923295 in 2007.   All of these drug candidates have arisen from Cytokinetics’ research efforts and are directed towards the cytoskeleton.    The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer and cardiovascular disease. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ financial guidance, including expected revenues and R&D and G&A expenses for 2007; Cytokinetics’ ability to draw down capital under its CEFF with Kingsbridge; Cytokinetics’ and its partners’ planned research and development activities, including the initiation, enrollment, conduct, design and progression of clinical trials, the utility of systolic ejection time as an indicator of drug effect for CK-1827452, anticipated timing of availability of clinical trial data and initiation of additional sites and increased enrollment rates for clinical trials; the potential benefits of Cytokinetics’ drug candidates and potential drug candidates; and the enabling capabilities of Cytokinetics’ biological focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, enrolling patients for clinical trials may be difficult or take longer than anticipated, Cytokinetics’ drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain and maintain patent or trade secret protection for its intellectual property; potential decisions by GSK to postpone or discontinue development efforts for GSK-923295; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing if necessary; standards of care may change or others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates currently or potentially target; Cytokinetics’ ability to timely obtain effectiveness of a registration statement permitting resale of securities to be issued by Cytokinetics under, and in connection with, the CEFF; and risks and uncertainties relating to the timing and receipt of funds under Cytokinetics’ collaborations. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Revenues:
			$
Research and development	$1,072	$106	1,337	$1,572
License revenues	3,058	—	9,175	1,400

Total revenues	4,130	106	10,512	2,972

Operating Expenses:
Research and development	13,217	12,535	39,430	36,199
General and administrative	4,113	3,572	12,611	11,131

Total operating expenses	17,330	16,107	52,041	47,330

Operating loss:	(13,200)	(16,001)	(41,529)	(44,358)
Interest and other income	2,055	1,215	6,418	3,572
Interest and other expense	(176)	(134)	(531)	(383)

Net loss	$(11,321)	$(14,920)	$(35,642)	$(41,169)

Net loss per common share — basic and diluted	$(0.24)	$(0.41)	$(0.76)	$(1.15)
Weighted average shares used in computing net loss per common share – basic and diluted	47,460,424	36,729,400	47,039,631	35,793,082

Condensed Balance Sheet
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$108,491	$39,387
Short term investments	44,450	70,155
Other current assets	2,264	44,079

Total current assets	155,205	153,621
Property and equipment, net	7,820	9,202
Restricted investments	5,167	6,034
Other assets	510	659

Total assets	$168,702	$169,516

Liabilities and stockholders’ equity
Current liabilities	$26,238	$26,393
Long-term obligations	32,966	36,810
Stockholder’s equity	109,498	106,313

Total liabilities and stockholders’ equity	$168,702	$169,516